                                                                    EXHIBIT 5



February 15, 1996


Board of Directors
United Bancorp, Inc.
4th at Hickory Street
P.O. Box 10
Martins Ferry, OH  43935

RE: Form S-3 Registration of 150,000 Shares of Common Stock

Gentlemen:

We are acting as counsel for United Bancorp, Inc., a bank holding company (the "Company"), in connection with the issuance and sale of 150,000 shares of its common stock, without par value (the "Shares"), in accordance with the terms of the United Bancorp, Inc. Dividend Reinvestment Plan.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based upon such review, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Opinion" in the Prospectus constituting a part of such Registration Statement.

Very truly yours,

/s/ Werner & Blank Co., LPA

Werner & Blank Co., L.P.A.


                                       23